Exhibit 99.1

PRA Group Announces Refinancing of European Revolving Credit Facility

NORFOLK, Va., November 28, 2022 -- PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, announced today that on November 23, 2022, it completed the refinancing of its $750 million European revolving credit facility.

The refinancing includes a €730 million revolving credit facility and an uncommitted accordion feature for up to €500 million, subject to a borrowing base and certain conditions.

"We are always looking to improve our balance sheet and capital position, especially as we prepare for more portfolio supply to build. This refinancing provides us with additional flexibility and decreases overall borrowing costs. We are grateful for the continued trust and support from our long-time banking partners. Ultimately, this refinancing provides us continued ability to invest in markets across Europe where we anticipate there will be increasing supply of portfolios available at attractive returns," said Pete Graham, executive vice president and chief financial officer for PRA Group, Inc.

About PRA Group, Inc.
As a global leader in acquiring and collecting nonperforming loans, PRA Group, Inc. returns capital to banks and other creditors to help expand financial services for consumers in the Americas, Europe and Australia. With thousands of employees worldwide, PRA Group, Inc. companies collaborate with customers to help them resolve their debt. For more information, please visit www.pragroup.com.

Investor Contact:
Najim Mostamand, CFA
Vice President, Investor Relations
(757) 431-7913
IR@PRAGroup.com

News Media Contact:
Elizabeth Kersey
Senior Vice President, Communications & Public Policy
(757) 431-3398
Elizabeth.Kersey@PRAGroup.com